Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our independent auditors’ report dated August 23, 2021 with respect to the consolidated financial statements of higi SH Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2020 in the Form F-4 of Babylon Holdings Limited.

/s/ BAKER TILLY US, LLP

Chicago, IL

September 27, 2021